Exhibit 99.01

Press Release

Available for Immediate Publication: January 30, 2014

First National Bank of Northern California Reports Fourth Quarter 2013 Earnings of $0.46 Per Diluted Share

Source:FNB Bancorp (CA) (Bulletin Board:FNBG)

South San Francisco, California

Website: www.fnbnorcal.com

Contacts:

Tom McGraw, Chief Executive Officer (650) 875-4864

Dave Curtis, Chief Financial Officer (650) 875-4862

FNB Bancorp (Bulletin Board: FNBG), parent company of First National Bank of Northern California (the “Bank”), today announced net earnings available to common shareholders for the fourth quarter of 2013 of $1,880,000 or $0.46 per diluted share, compared to net earnings available to common shareholders of $1,189,000 or $0.30 per diluted share for the fourth quarter of 2012. Total assets as of December 31, 2013 were $891,930,000 compared to $875,340,000 as of December 31, 2012. Our net loan totals increased by $10,780,000 or 2% during the twelve months from December 31, 2012, and our deposits increased $5,263,000 or 1% during the same period. The Company’s liquidity position remains strong with $263,988,000 in available for sale securities and $5,543,000 in interest earning deposits with other financial institutions.

“During the fourth quarter of 2013, The Bank’s net interest income increased by $162,000 from the level achieved during the previous quarter. When you consider that our net loans declined by $5,821,000 during the quarter, our net interest income level remains pretty strong. New loan production during 2013 was near historical highs, but line usage by our customers of their credit lines remained muted and loan principal repayments were elevated well above the historical norm. All in all, for the full year ended December 31, 2013, the Bank added $10,780,000 in net loans and $5,263,000 in additional deposits. Considering that during 2013 we closed our office on the island of Guam, and consolidated three of our other branch office locations, we are pleased with these growth numbers. We are looking forward to expanding our Sunnyvale loan production office into a full service branch location during 2014. We believe our Sunnyvale location has significant growth potential, and the expansion of business conducted at this office will allow us to fully serve our customers in Sunnyvale and the surrounding Santa Clara county area,” stated Tom McGraw, Chief Executive Officer.

During the third quarter of 2012, FNB Bancorp acquired Oceanic Bank. The acquisition added approximately $103 million in new loans and $114 million in new deposits, and strengthened our presence in the San Francisco market. The transaction also allowed the Bank to record a bargain purchase gain of approximately $3.7 million. The full year 2012 statement of operations for 2012 includes the operations of Oceanic Bank from September 21, 2012 through December 31, 2012.

Financial Highlights: Fourth Quarter, 2013

Consolidated Statements of Earnings

(in ’000s except earnings per share amounts)

	Three months	Three months	Year	Year
	ended	ended	ended	ended
	December 31	December 31	December 31	December 31
	2013	2012	2013	2012

Interest income	$9,375	$9,467	$37,389	$33,588
Interest expense	514	727	2,395	2,727
Net interest income	8,861	8,740	34,994	30,861
Provision for loan losses	50	633	1,385	1,833
Noninterest income	1,137	1,060	4,183	9,159
Noninterest expense	6,954	7,557	29,028	27,739
Income before income taxes	2,994	1,610	8,764	10,448
Income tax expense	995	264	1,325	1,645
Net earnings	1,999	1,346	7,439	8,803
Dividends and discount accretion on preferred stock	119	157	567	658
Net earnings available to common shareholders	$1,880	$1,189	$6,872	$8,145

Basic earnings per share	$0.47	$0.31	$1.81	$2.10
Diluted earnings per share	$0.46	$0.30	$1.77	$2.07

Average assets	$912,819	$900,571	$903,825	$793,713
Average equity	$93,679	$95,206	$93,166	$90,466
Return on average assets (annualized)	0.82%	0.53%	0.76%	1.03%
Return on average equity (annualized)	8.03%	5.00%	7.38%	9.00%
Efficiency ratio	70%	77%	74%	69%
Net interest margin (taxable equivalent)	4.24%	4.46%	4.31%	4.54%
Average shares outstanding	3,965	3,882	3,793	3,879
Average diluted shares outstanding	4,088	3,963	3,882	3,943

Financial Highlights: Fourth Quarter, 2013

Consolidated Balance Sheets

(in ’000s)

	As of	As of
	December 31,	December 31,
	2013	2012
Assets:
Cash and cash equivalents	$14,007	$27,861
Interest-bearing time deposits with other financial institutions	5,543	13,216
Securities available for sale	263,988	234,945
Loans, net	552,343	541,563
Premises, equipment and leasehold improvements, net	12,512	12,706
Bank owned life insurance	12,151	11,785
Other equity securities	5,300	5,464
Accrued interest receivable	3,808	3,760
Other real estate owned, net	5,318	6,650
Goodwill	1,841	1,841
Prepaid expenses	701	1,372
Other assets	14,418	14,177
Total assets	$891,930	$875,340

Liabilities and stockholders’ equity:
Deposits:
Demand and NOW	$279,269	$253,849
Savings and money market	370,194	343,437
Time	124,152	171,066
Total deposits	773,615	768,352
Accrued expenses and other liabilities	24,066	11,630
Total liabilities	797,681	779,982
Stockholders’ equity	94,249	95,358
Total liab. and stockholders’ equity	$891,930	$875,340

Other Financial Information
Allowance for loan losses	$9,879	$9,124
Nonperforming assets	$12,669	$19,124
Total gross loans	$562,222	$550,687

“During 2013, management made efforts to change the mix of our deposit portfolio. Our 2012 acquisition of Oceanic Bank brought brokered Certificates of Deposit onto our balance sheet in volumes that we had not previously experienced. At December 31, 2012, our brokered deposits totaled $15,651,000. By December 31, 2013, we had reduced our brokered deposits to $4,905,000. At the same time, we were able to add to our demand and NOW account totals and our savings and money market totals. These changes have placed the bank in a better position to manage our deposit portfolio should interest rates move significantly upward in the near term,” stated Tom McGraw.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.